UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 1, 2006
JLG INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)
Commission file number: 1-12123

PENNSYLVANIA	25-1199382

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 JLG Drive, McConnellsburg, PA	17233-9533

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:

(7l7) 485-5161
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Annual Management Incentive Plan
On September 1, 2006, with respect to named executive officers and certain other key employees, the Compensation Committee (the “Committee”) of the Board of Directors of JLG Industries, Inc. (the “Company”) approved the Company and individual performance goals under the Restated Annual Management Incentive Plan (the “MIP”) for fiscal year 2007 commencing August 1, 2006.
Under the MIP, executive officers and certain other key employees are eligible to receive annual bonuses, payable in cash based on the level of attainment of Company and individual performance goals over one-year performance periods. The amount of the bonus is determined by multiplying the officer’s base salary by (1) a percentage that varies by officer determined by the Committee based on market comparison information, and (2) a blended percentage determined by reference to the achievement of applicable performance goals. The Company performance goals established for fiscal year 2007 are the Company’s achievement of various levels of earnings per share (“EPS”), operating income percentage, trade working capital as a percentage of total sales, and EPS growth relative to a peer group. Individual performance goals are generally linked to specific tactics or strategies of the Company’s annual business plan, and include geographically based, and global performance factors or goals such as cost reduction targets, productivity improvements, product price improvements, and revenue growth objectives.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JLG INDUSTRIES, INC. (Registrant)

Date: September 5, 2006	/s/ James H. Woodward, Jr.

James H. Woodward, Jr.
Executive Vice President and
Chief Financial Officer

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